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                                                                   EXHIBIT 99.1

                                                    For Press Inquiries Contact:
                                             PAULA DUNN, SYBASE PUBLIC RELATIONS
                                                           paula.dunn@sybase.com
                                                                  (925) 236-8750

                                                For Financial Inquiries Contact:
                                        JOHN CUMMINGS, SYBASE INVESTOR RELATIONS
                                                        john.cummings@sybase.com
                                                                  (925) 236-8797

                   SYBASE, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

DUBLIN, CALIF. -- JULY 31, 2002 -- Sybase, Inc. (NYSE: SY), a leading enterprise infrastructure and integration company, today announced that its board of directors has adopted a Preferred Stock Rights Plan. Under the plan, which replaces a prior stockholder plan that expired, Sybase will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on August 15, 2002.

        The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Sybase's stockholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

        Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $90. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer to acquire, an aggregate total of at least fifteen percent of Sybase's outstanding common stock while the plan is in place, then the rights will become exercisable by all rights holders, but not the acquiring person or group. Unless the rights are first redeemed by Sybase for $0.001 per right, rights holders will be able to exercise their rights to acquire Sybase shares, or shares of the third party acquirer, having a value of twice the rights' then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.


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ABOUT SYBASE, INC.

        Sybase is the enterprise infrastructure company that bridges heterogeneous technologies. With industry-leading Enterprise Portal (EP), mobile and wireless solutions, essential integration products, and high performance database management systems, Sybase is one of the largest independent software companies in the world. For more information, visit the Sybase Web site: http://www.sybase.com.

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